Exhibit 99.1

[ONEOK LOGO]
Financial News

November 25, 2002	Contact:	Weldon Watson
918-588-7158

ONEOK ANNOUNCES SALE OF RESERVES FOR $300 MILLION

Tulsa, Oklahoma – ONEOK, Inc. (NYSE:OKE) today announced it has entered into an agreement with an undisclosed exploration and production company to sell certain natural gas and oil producing properties for $300 million in cash.

Under the agreement, ONEOK Resources Company, the production segment of ONEOK, Inc., will sell natural gas and oil reserves in Oklahoma, Kansas and Texas. The sale includes approximately 1,900 wells, 475 of which are operated by the company. Net daily production from these wells is approximately 43.5 million cubic feet of natural gas and 650 barrels of oil.

Not included in the sale are ONEOK’s oil and gas production properties in the Cement, Chitwood and Mocane Laverne fields in Oklahoma.

“We are very pleased to announce this transaction. This sale is a result of our ongoing production exploitation strategy of developing and acquiring producing properties and, from time to time, selling certain properties to enhance returns to our shareholders and redeploy capital,” said David Kyle, chairman, president and chief executive officer of ONEOK, Inc. “ONEOK remains committed to owning and controlling reserves and will continue to pursue oil and gas reserve acquisitions when the timing and price are appropriate.”

ONEOK intends to use the net proceeds from the sale to pay down debt and for other corporate purposes. The transaction is expected to close in January 2003. The effective date for allocation of income and expenses is November 30, 2002. The company expects to record a pre-tax gain on the sale of approximately $75 million in the first quarter of 2003.

Following the completion of the sale, ONEOK will retain approximately one-third of its current proved oil and gas reserves, with expected annual production of 7.8 billion cubic feet of natural gas and 370,000 barrels of oil.

ONEOK expects to generate, after the sale, operating income from its oil and gas production segment of $8 to $12 million in 2003, based on natural gas prices at $4.12 per thousand cubic feet and oil at $25.23 per barrel, with capital expenditures of $7 to $11 million for the same period.

ONEOK, Inc. is a diversified energy company involved primarily in oil and gas production, natural gas processing, gathering, storage and transmission in the mid-continent areas of the United States. The company’s energy marketing and trading operations provide service to customers in 28 states. The company is also the largest natural gas distributor in Kansas and Oklahoma, operating as Kansas Gas Service and Oklahoma Natural Gas Company, serving 1.4 million customers.

Statements contained in this release that include company expectations or predictions are forward-looking statements intended to be covered by the safe harbor provisions of the Securities Act of 1933 and the Securities Exchange Act of 1934. It is important to note that the actual results could differ materially from those projected in such forward-looking statements. Any additional information regarding factors that could cause actual results to materially differ is found in the company’s Securities and Exchange Commission filings.

For information about ONEOK, Inc. visit the Web site: www.oneok.com.

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